U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940

(   )   Check  this  box  if  no  longer  subject  to  Section  16.
Form  4  or  Form  5  obligations  may  continue.  See  Instruction  1(b).

(   )   Form  3  Holdings  Reported

(   )   Form  4  Transactions  Reported

1.NAME  AND  ADDRESS  OF  REPORTING  PERSON

Kane                          Joseph
             (Last)           (First)              (Middle)

3131 S.W. Freeway #46
                         (Street)

Houston                     Texas                77098
         (City)              (State)                 (Zip)

NetParts.com, Inc.
2.        ISSUER  NAME  AND  TICKER  OR  TRADING  SYMBOL


3.      IRS  OR  SOCIAL  SECURITY  NUMBER  OF  REPORTING  PERSON  (VOLUNTARY)

12/31/2001
4.      STATEMENT  FOR  MONTH/YEAR


5.      IF  AMENDMENT,  DATE  OF  ORIGINAL  (MONTH/YEAR)


6.     RELATIONSHIP  OF  REPORTING  PERSON  TO  ISSUER
              (Check  all  applicable)

      ( X )  Director                        (   )  10%  Owner
      ( X )  Officer  (give  title  below)   (   )  Other  (specify  below)

Secretary / Director


7.     INDIVIDUAL  OF  JOINT/GROUP  FILING  (CHECK  APPLICABLE  LINE)

      ( X )  Form  Filed  by  One  Reporting  Person
      (   )  Form  Filed  by  More  than  One  Reporting  Person


          Table I - Non-Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned

                                           |-------------------------------|
                                           |  Securities  Acquired  (A)    |
                                           |  Or  Disposed  of  (D)        |
                                           |  (Instr.  3,  4  and  5)      |
-----------------------------------------------------------------------------------------------------------------------------
             |              |              |         |        |            |    Amount of      |               |             |
             |              |              |         |        |            |    Securities. .  |   Ownership   |  Nature     |
             |              |              |         |        |            |   Beneficially.   |     Form:     |    of       |
             |              |              |         |        |            |   Owned at End.   |  Direct (D)   |  Indirect   |
Title of. .  |  Transaction | Transaction  |         |  (A)   |            |    of Issuer's    |      or       | Beneficial  |
Security. .  |  Date        | Code         |         |   or   |            |    Fiscal Year    | Indirect (I)  | Ownership   |
(Instr. 3).  |  (m/d/y)     | (Inst. 8)    | Amount  |  (D)   |    Price   |  (Inst. 3 and 4)  |  (Instr. 4)   | (Instr. 4)  |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 08/25/00     |    P         |         |        |            | 100,000           |     D         |             |
------------------------------------------------------------------------------------------------------------------------------
             |              |              |         |        |            |                   |               |             |
------------------------------------------------------------------------------------------------------------------------------



  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options,convertible securities)

----------------------------------------------------------------------------------------------------------------------------------
1.        |     2      |     3     |    4    |    5      |        6        |         7.      |    8        |   9     |   10      |
          |            |           |         |           |                 |                 |             |Number of|Ownership  |
          |            |           |         |Number of  |                 |                 |             |Deriv-   |of Deriv-  |
          |            |           |  Trans- |Derivative |                 |                 |             |ative    |ative      |
          | Conversion |           | action  |Securities |Date Excercisable|   Underlying    | Price       |Secur-   | Security  |
 Title of | of Exercise|           |   Code  |Acquired(A)|and Expiration   |   Securities    |of Derivative|ities    | Direct (D)|
Derivative|  Price of  |Transaction|(Instr.8)|or Disposed| Date (m/d/y)    |   (Instr.3&4)   |Security     |Benefi-  |or Indirect|
Security  |  Derivative|   Date    |         |of (Inst.  |Date    | Expir  |Title  | Amount/ |(Instr. 5)   |cially   |(I)        |
(Instr. 3)|  Security  | (m/d/y)   |         |3, 4, & 5  |Exer    | ation  |       |Number of|             |Owned at |           |
          |            |           |  Code 8 |(A)  | (D) |cisable | Date   |       |Shares   |             |End of   | (Instr 4) |
          |            |           |         |     |     |        |        |       |         |             |Month    |           |
          |            |           |         |     |     |        |        |       |         |             |(Instr 4)|           |
          |            |           |         |     |     |        |        |       |         |             |         |           |
----------------------------------------------------------------------------------------------------------------------------------
          |            |           |         |     |     |        |        |       |         |             |         |           |
----------------------------------------------------------------------------------------------------------------------------------
          |            |           |          |    |     |        |        |       |         |             |         |           |
----------------------------------------------------------------------------------------------------------------------------------
          |            |           |          |    |     |        |        |       |         |             |         |           |
----------------------------------------------------------------------------------------------------------------------------------



/s/Joseph Kane                       01/14/2002
**  Signature  of  Reporting  Person        Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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